EXHIBIT 99.1

                  Praegitzer Industries Acquires Fab in Alabama

DALLAS, Ore., March 10 /PRNewswire/ -- Praegitzer Industries, Inc. (Nasdaq:
PGTZ), one of the largest domestic printed circuit board (PCB) manufacturers, today announced that the company has signed an agreement to acquire Intergraph Printed Circuits, the PCB fabrication facility of Intergraph Corporation (Nasdaq: INGR) located in Huntsville, Alabama. Praegitzer is paying cash for the facility, although specific terms of the acquisition are confidential pending closing.

The Huntsville operation, to be named "Praegitzer, Huntsville," establishes a manufacturing presence for Praegitzer in the southeastern United States, complementing the existing Praegitzer design centers in Huntsville, and Orlando, Florida. The operation maintains 98,000 square feet of manufacturing space and currently employs 130 people.

Intergraph Printed Circuits has historically serviced customers in the computer systems market. Although this is a market Praegitzer serves, very few of the Huntsville operations' existing customers are current Praegitzer customers. Being a part of Intergraph Corporation, Intergraph Printed Circuits has recently generated only 25% of their revenue from sales to Intergraph Computer Systems
(ICS) for PCBs used in ICS workstations and servers. Per the agreement, Praegitzer, Huntsville will manufacture PCBs for Intergraph. However, as Praegitzer's business at this facility grows, it is anticipated that sales to Intergraph will comprise a smaller percentage of Praegitzer, Huntsville's total revenue. The completion of the acquisition of Praegitzer, Huntsville is subject to satisfaction of customary closing conditions.

"The Huntsville operation specializes in high-technology fabrication on a quick-turn basis, capable of producing multi-layer circuit boards in less than five days and pre-production product in two to three weeks. It is our intention to maintain this focus of the operation going forward and to expand on its capabilities in the military market," said Robert Versiackas, Praegitzer Industries senior vice president of operations. "This, our first eastern fabrication facility, will allow customers located in the East to have access to Praegitzer's One-Stop Shopping(TM) PCB service in their own backyard."

The Huntsville facility is Military Specification certified, and utilizes many of the same quality and process standards as the other Praegitzer sites, including maintaining ISO 9002. Following the completion of this acquisition, Praegitzer Industries will operate six fabrication facilities: Dallas, Oregon; Fremont, California; Huntsville, Alabama; Melaka, Malaysia; Redmond, Washington; and White City, Oregon. At the same time, the company will maintain its leadership in the PCB design market, with its 13 design centers: Austin, Texas; Boston, Massachusetts; Boulder, Colorado; Dallas, Texas; Huntsville, Alabama; Orlando, Florida; Philadelphia, Pennsylvania; Phoenix, Arizona; Portland, Oregon; Redmond, Washington; San Diego, California; San Jose, California; and Tel Aviv, Israel.

Praegitzer Industries, Inc., founded in 1981, is a leading designer and fabricator of advanced printed circuit boards. Customers include manufacturers in the business systems, computing, instrumentation, medical, and telecommunications industries. Praegitzer is a publicly traded company (Nasdaq:
PGTZ) and employs more than 1,900 people. The company is headquartered in Dallas, Oregon, and has operations throughout the United States, as well as a design center and sales office in Israel and a sales office in Hong Kong. The company reported fiscal year 1997 revenues of $147.9 million. For more information on Praegitzer Industries, Inc., access http:Hwww.pii.com via a commercial Web browser.

/CONTACT: Teresa Girod of Praegitzer Industries, Inc., 503-623-1000, ext. 1201, teresa.girod@pii.com; or Donna Peterson of KVO Public Relations, 503-221-1551, donna_peterson@kvo.com/